EXHIBIT 99

[FIRST FRANKLIN CORPORATION LETTERHEAD]

July 8, 2010

Lenox Wealth Management, Inc.
8044 Montgomery Road
Cincinnati, Ohio 45236
Attention: John Lame and Jason Long
Gentlemen:

By letter dated May 7, 2010, from John C. Lame, President & Chief Executive Officer, Lenox Wealth Management offered “to purchase all outstanding FFHS shares pursuant to a merger.” The last sentence of the second paragraph of Mr. Lame’s May 7th letter stated “Lenox attaches no conditions to this offer other than the approvals (regulatory or otherwise) that would apply generally to any other similarly situated purchaser” [emphasis added]. The May 7th letter stated that the offer would expire if First Franklin Corporation did not respond by noon on June 11, 2010, with a proposed time for Lenox representatives to meet with the First Franklin board. By letter dated June 10, 2010, in which I proposed a time and date for you to meet with our board to discuss your proposal, First Franklin met your June 11th deadline.

In a subsequent letter dated June 23, 2010, from Jason Long, Vice President/Finance, Lenox has attached numerous new conditions to the May 7th offer. Accordingly, we consider the June 23, 2010, letter to constitute a revocation of the unconditional offer purportedly made in the May 7, 2010 letter.

If Lenox intends to pursue an offer to acquire the shares of First Franklin Corporation on some terms other than the unconditional offer set forth in the May 7th letter, please provide a detailed description of Lenox’s new proposal, including all conditions Lenox attaches to the proposal and the manner of effecting the proposed transaction. With regard to the manner of effecting the transaction, we note that the H-(e)1 Holding Company Application that Lenox has filed with the Office of Thrift Supervision describes a so-called “reverse merger” in which shares of First Franklin would remain issued and outstanding. The transaction described in the H-(e)1 is inconsistent with the merger proposal set forth in your May 7th letter and should be clarified in any new proposal Lenox may choose to submit.

Sincerely,

/s/ John J. Kuntz

John J. Kuntz, Chairman of the Board